MASTERWORKS

Fwd: Invest Now: Warhol's ($3,608,000)


Andy Warhol,

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Andy Warhol

Warhol's top auction record is currently held by his 1963 masterpiece, *Silver Car Crash (Double Disaster)*, which sold for an impressive $105,445,000 in November 2013.

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